Exhibit 99.1
FOR IMMEDIATE RELEASE

Wescorp Energy and Ellycrack AS restructure their joint agreement for the development and commercialization of the VISCOSITOR heavy oil upgrading technology

HOUSTON, Texas and CALGARY, Alberta
(5th day October, 2009) - Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, and Ellycrack AS, a private heavy oil technology company based in Norway, are pleased to announce that they have restructured the terms of their joint agreement to develop and commercialize the patented on-site heavy oil upgrading technology. The new agreement benefits both companies by aiding Ellycrack to secure the required funding, which, when obtained, will rapidly advance extensive testing, development and refinement of a commercialized facility. The Ellycrack technology, called the VISCOSITOR, uses a low temperature and low pressure thermo-mechanical process to increase the viscosity of heavy oil, thus increasing its value per barrel by US$25 to $30 in a single operation at a cost of approximately US$5 per barrel. The VISCOSITOR technology offers substantial economic and environmental benefits to clients engaged in the production of heavy oil, including the reduction of carbon dioxide emissions by up to 60%.

Under the terms of the new agreement, Ellycrack will have full legal ownership of the VISCOSITOR technology, including its designs, work projects and the 50 barrel-per-day VISCOSITOR test unit that is currently located in western Canada.

In return, Ellycrack AS will deliver 725,000 shares of Ellycrack to Wescorp for nominal consideration and Ellycrack will credit Wescorp as having satisfied its obligation to Ellycrack of approximately $160,000.  Wescorp will become the largest single shareholder of Ellycrack with ownership of 23.72% on a fully diluted basis. Wescorp also has been granted the option to participate in all future Ellycrack share issuances thus allowing Wescorp to maintain its ownership percentage in Ellycrack AS.

"Wescorp is very pleased with the new arrangement with Ellycrack regarding the VISCOSITOR," commented Doug Biles, President and CEO of Wescorp Energy. "It is our understanding that the Ellycrack team will quickly begin the continued extensive testing and development of the VISCOSITOR technology.  This arrangement also will allow our Wescorp team to become completely focused on the water and solid remediation business opportunities in North America."

"This new agreement is beneficial to both companies," stated Olav Ellingsen, CEO of Ellycrack AS. "Ellycrack's legal ownership and control of the test unit allows us to finance the company so further development and commercialization can occur at a much faster rate. We look forward to having Wescorp as a value-added shareholder as we prove the commercial viability and large scale economic value of the VISCOSITOR."

About Wescorp

Wescorp Energy Inc. (www.wescorpenerav.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol "WSCE".

About Ellycrack AS

Ellycrack AS is a private company based in Norway. Ellycrack's VISCOSITOR is a patented on-site heavy oil upgrading technology. The VISCOSITOR uses unique dry, low-temperature and low-pressure thermo-mechanical process using pre-heated particles as catalysts.

Website: www.ellycrack.com

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.

JASON ROY: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL. : 514939-3989 OR 416 644-2020